SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT



                   FILED PURSUANT TO SECTION 13 OR 15(d) OF

                    THE SECURITIES AND EXCHANGE ACT OF 1934


      Date of Report (Date of Earliest Event Reported): February 21, 1997

                         COMMISSION FILE NO.   0-17594



                           AMCOR CAPITAL CORPORATION
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)



               DELAWARE                               33-0329559
       ------------------------                    -----------------
     (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)               Identification No.)


               52300 Enterprise Way, Coachella, California 92236
              ------------------------------------------- ------
              (Address of principal executive offices) (Zip Code)


                                (619) 398-9520
             ----------------------------------------------------
             (Registrant's telephone number, including Area Code)


                                 Inapplicable
            ------------------------------------------------------
            (Former name and address, if changed since last report)

Item 5. Other Events

A. At the Company's 1997 annual meeting of stockholders, held on February 21, 1997, an aggregate 6,303,360 shares of Common Stock were present in person or by proxy. Votes cast for and abstentions for the matter submitted to a vote of security-holders were as follows:

  1. To elect six directors to the Board of AMCOR, as follows:


                                            Votes              Votes
     Nominee                                 For              Against
  ----------------                        ---------           -------
  Fred H. Behrens                         6,247,104            56,264
  Robert A. Wright                        6,247,616            55,744
  Marlene A. Tapie                        6,247,939            55,421
  Dale P. Paisley                         6,242,799            60,561
  F. Howard Lee                           6,247,939            55,421
  Marlin McKeever                         6,243,872            60,288


  Mr. Behrens, CPA, has been the Chairman, Chief Executive Officer, and a director of the Company since 1988 and Treasurer and Chief Financial Officer of the Company since 1990. Mr. Behrens has been active with the Company and its affiliates since 1979. Mr. Behrens received a Bachelor of Science degree from the University of Minnesota School of Business Administration in 1966.

  Mr. Wright has been the President, Chief Operating Officer, and a director of the Company since 1988. During the past 25 years, Mr. Wright has been and continues to be, a principal in and the President of a farm equipment manufacturing company located in central Illinois. Mr. Wright has been active with the Company and its affiliates since 1981. Mr. Wright received a Bachelor of Science degree in Business (Management and Finance) from the University of Colorado in 1958.

  Ms. Tapie has been a Vice President and director of the Company since 1988, and between 1988 and 1994, she also the Secretary of the Company. Ms. Tapie has been active with the Company and its affiliates since August 1979.

  Mr. Paisley is, currently, financial and accounting director for TravelMax International, headquartered in Newport Beach, California Mr. Paisley was a partner in the "Big 6" accounting firm of Coopers Lybrand for more than 17 years. Mr. Paisley directed that firm's mergers and acquisitions practice and was responsible for services provided to Shearson Lehman Brothers. Mr. Paisley received a Bachelor of Arts degree in Accounting from San Diego State University in 1965 and is a Certified Public Accountant.

  Mr. Lee is a managing employee of one of the Company's affiliates, AMCOR Biomass Farms, LLC. Mr. Lee is a Registered Environmental Assessor with the State of California and holds a California Agricultural Pest Control Advisor's license with all categories, including a special certification for Ground Water Protection Advisories through the Department of Pesticide Regulations. In addition, Mr. Lee is approved as an Environmental Impact Biologist in Riverside County, California, with 12 years experience in environmental assessments. Mr. Lee received a Bachelor of Science degree in Biology from the University of California at Riverside in 1972 and a Masters Degree in Business from the University of Redlands in 1985.

  Mr. McKeever is Vice President of Sales at Andreini & Company, an insurance brokerage firm located in Orange County, California and has held that position since 1989. Mr. McKeever was a professional football player with the Los Angeles Rams from 1961 through 1973. Mr. McKeever received a Bachelors Degree in Finance from the University of Southern California in 1961 and a Masters Degree in Business from the University of Southern California in 1965.



  2. To approve the Certificate of Incorporation of the Company to specify that 25,000,000 $.002 par value common shares and 2,000,000 preferred shares shall be the Company's authorized capitalization.

     5,078,748 for approval     104,704 against approval    58,074 abstained

  3. To approve the one-for-two reverse split of the Company's common stock, par value $.002.

     5,924,967 for approval     195,198 against approval    169,795 abstained

  4. To approve a change in the price per share of certain outstanding stock options held by Fred H. Behrens and Robert A. Wright.

     5,901,068 for approval     127,690 against approval    261,202 abstained

  5.To approve the selection of Kelly & Company to audit the consolidated financial statements of the Company for the fiscal year beginning September 1, 1996.

     6,197,195 for approval     36,243 against approval     69,922 abstained

B. The following press release was issued pursuant to direction from the AMCOR Capital Corporation Board of Directors on February 21, 1997.

   FOR IMMEDIATE RELEASE

   AMCOR CAPITAL CORPORATION - New Trading Symbol - ACAP

   Coachella, California, February 24, 1997 - AMCOR Capital Corporation (NASDAQ:ACAP) AMCOR Chairman, Fred Behrens announced that effective as of today, February 24, 1997, its securities will be listed on the OTC Bulletin Board under a new symbol, ACAP. The change from the old APTO to ACAP will better represent the Company's name making information about our company more easily accessible to the market which is critical to support AMCOR's continued growth.

   AMCOR's business encompasses a fully integrated agricultural division producing over 150 million pounds of food products annually in Southern California and Eastern Oregon, a commercial division managing a portfolio of real estate development properties in California and Texas.



                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             AMCOR CAPITAL CORPORATION
                                             --------------------------
                                                    (Registrant)


Dated: February 21, 1997
                                             by: /s/ Fred H. Behrens
                                             --------------------------
                                             Fred H. Behrens, Chairman of the
                                             Board, Chief Financial Officer,
                                             and Chief Executive Officer